                                                                     Exhibit 2.2


                  AGREEMENT TO PURCHASE PARTNERSHIP INTERESTS

                                  relating to

                         WESTSIDE SURGERY CENTER, LTD.


                                     Among


                        NATIONAL SURGERY CENTERS, INC.
                               NSC HOUSTON, INC.
                   HEALTHFIRST MEDICAL WESTSIDE CORPORATION

                                      and


               The Limited Partners of Westside Surgery Center,
                  Ltd. Who Agree to Sell a Portion of Their
              Limited Partnership Interests to NSC Houston, Inc.





                                April 30, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 1.  Purchase and Sale of Units ..........................................    1
 2.  Purchase Price and Payment ..........................................    2
 3.  The Closing and the Effective Date ..................................    3
 4.  Representations and Warranties by the General Partner ...............    3
 5.  Representations and Warranties by Buyer .............................   17
 6.  Pre-Closing Covenants ...............................................   19
 7.  Conditions Precedent to Obligations of Buyer ........................   23
 8.  Conditions Precedent to Obligations of Sellers ......................   26
 9.  Indemnification .....................................................   27
10.  Post-Closing Covenants ..............................................   31
11.  Termination .........................................................   35
12.  Confidentiality .....................................................   35
13.  Publicity ...........................................................   36
14.  Notices .............................................................   36
15.  Governing Law; Interpretation; Section Headings .....................   37
16.  General .............................................................   37
17.  Further Assurances ..................................................   39
18.  Power of Attorney ...................................................   39
19.  Counterparts ........................................................   39
20.  Attorneys' Fees .....................................................   39
21.  Interpretation of Agreement .........................................   40


                                   EXHIBITS
                                   --------

Exhibit A      Letter Agreement
Exhibit B      Convertible Subordinated Note
Exhibit C      Matters to be Covered by Legal Opinion of Sellers' Counsel
Exhibit D      Amendment of Partnership Agreement
Exhibit E      Management Agreement


                                   SCHEDULES
                                   ---------

Schedule 1     Partners' Interests in the Partnership
Schedule 2     Exceptions to Representations and Warranties
Schedule 3     Balance Sheet
Schedule 4     Material Contracts
Schedule 5     Bank Accounts
Schedule 6     Litigation and Proceedings
Schedule 7     Compensation and Benefits of Employees
Schedule 8     Required Consents and Notices
Schedule 9     Permits
Schedule 10    Insurance Policies

                             AGREEMENT TO PURCHASE

                             PARTNERSHIP INTERESTS

     This Agreement is entered into as of the 30th day of April, 1996, by and among NSC Houston, Inc., a Texas corporation ("Buyer"), National Surgery Centers, Inc., a Delaware corporation ("Buyer's Parent"), HealthFirst Medical Westside Corporation, a Texas corporation (the "General Partner") and those Limited Partners of Westside Surgery Center, Ltd., a Texas limited partnership (the "Partnership"), who sign and deliver to Buyer a letter agreement in the form attached hereto as Exhibit A (the "Letter Agreement") as provided herein. (The General Partner and the Limited Partners of the Partnership are sometimes hereinafter collectively referred to as the "Partners"). This Agreement is made with reference to the following facts:

                                R E C I T A L S

     A. Each Partner owns the percentage interest (collectively, the "Units") in the partnership as set forth in Schedule 1 attached hereto under the heading "Percentage Ownership."

     B. The Partnership operates an outpatient surgery center known as "Westside Surgery Center" located at 16100 Cairnway, Houston, Texas 77084 (the "Surgery Center").

     C. Buyer has agreed to purchase, and the General Partner has agreed to sell, all of the General Partner's interest in the Partnership, whereupon Buyer shall become the general partner of the Partnership. In addition, Buyer has agreed to purchase, and each Limited Partner who executes a Letter Agreement as provided herein has agreed to sell, up to one-half of such Limited Partner's interest in the Partnership.

     THEREFORE, the parties hereto agree as follows:

                                   AGREEMENT

     1. Purchase and Sale of Units. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase, and the General Partner agrees to sell, all of the General Partner's interest in the Partnership, whereupon Buyer shall become the general partner of the Partnership. In addition, subject to the terms and conditions set forth herein, Buyer has agreed to purchase, and each Limited Partner who executes and delivers to Buyer a Letter Agreement agrees to sell, the number of Units set forth opposite such Limited Partner's name in the column titled "Units to be Sold" in Schedule 1 attached hereto, which number of Units shall not exceed 50% of the Units held by such Limited Partner unless otherwise agreed by Buyer. Buyer will accept for purchase hereunder said Units of Limited Partners who duly submit Letter Agreements and all other necessary documents to Buyer at least three business days prior to the Closing Date (or such later date as may be approved by Buyer in its sole discretion). The Units to be sold to Buyer pursuant hereto (including the General Partner's interest in the Partnership) are sometimes hereinafter collectively referred to as the "Transferred Units" and the General Partner and those Limited Partners who execute and deliver Letter Agreements as provided herein are sometimes hereinafter collectively referred to as the "Sellers."

     2. Purchase Price and Payment. Subject to the terms and conditions of this Agreement, and in full consideration for the assignment, transfer and delivery to Buyer of the Transferred Units, Buyer shall pay to each Seller a purchase price determined by multiplying $6,400,000 by the percentage interest in the Partnership represented by the Transferred Units being purchased from such Seller and reducing such amount by such Seller's pro rata share of the insurance expense referred to in Section 7(j). Such purchase price shall be payable to each Seller at the Closing (a) by Buyer's check or, if any Seller provides the necessary written instructions at least three business days prior to the Closing Date, by wire transfer to such Seller's bank account, (b) at such Seller's election, by a Convertible Subordinated Note in the form attached hereto as Exhibit B (a "Convertible Note"), issued by Buyer's Parent, which shall provide for a conversion price equal to 125% of the closing sales price for Buyer's Parent's common stock on the Nasdaq National Market Systemm on the third trading day prior to the Closing Date, or (c) at such Seller's election, by a combination of cash and such Convertible Note. The General Partner elects to receive cash for its Transferred Units. Each other Seller's election regarding the type of consideration to be received for his Transferred Units shall be set forth in such Seller's executed Letter Agreement and, in the event no such election is set forth in such Letter Agreement, such Seller shall be deemed to have elected to receive all cash pursuant to subsection (a).

          3.   The Closing and the Effective Date.  The closing referred to in
Section 1 hereof (the "Closing") will take place at the offices of Sellers' counsel at 10:00 a.m., local time, on May 9, 1996, or at such other place or at such other date and time as Buyer and the General Partner shall agree. Such time and date are referred to herein as the "Closing Date". Regardless of when the Closing occurs, it shall be effective as of 12:01 a.m. on May 1, 1996 (the "Effective Date"), and Buyer and Sellers agree to acknowledge and use said Effective Date for all purposes, including for accounting and federal and state tax reporting purposes. In the event the Closing Date occurs no later than May 17, 1996, all income, losses and cash flow attributable to the Transferred Units during the period from the Effective Date to the Closing Date shall be allocated to Buyer. In the event the Closing Date occurs later than May 17, 1996, the Closing Date shall be May 31, 1996 and the Effective Date shall be deemed automatically amended to be June 1, 1996. Except as provided in Section 11 hereof, failure to consummate the Closing on the date and time and at the place selected pursuant to this Section 3 shall not result in any termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

          4. Representations and Warranties by the General Partner. Except as specifically set forth in Schedule 2 attached hereto, the General Partner hereby represents and warrants to Buyer as follows:

               (a) Organization, Standing, etc. The "pre-sale" information relating to the Partnership and the Partners set forth in Schedule 1 is accurate and complete with respect to the matters purported to be covered thereby. The Partnership is a duly and validly organized and existing limited partnership in good standing under the laws of the State of Texas, with full power and authority to carry on its business as presently conducted. The Partnership does not have any direct or indirect interest of any kind in any other partnership, corporation, association or business. The Partnership does not have any facilities or employees outside of the State of Texas.

               (b) Compliance with Instruments and Agreements. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the Agreement of Limited Partnership, dated as of May 1, 1993, of the Partnership (the "Partnership Agreement"), (ii) the articles of incorporation or bylaws of the General Partner, (iii) any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over any Seller or the Partnership or (iv) assuming that the required consents referred to in Schedule 8 attached hereto are obtained at or prior to the Closing Date, any agreement, instrument or commitment to which any Seller or the Partnership is a party, by which any of them is bound or to which any of their property is subject.

               (C) Capitalization and Indebtedness for Borrowed Moneys.

                    (i) Capitalization and Distributions. The General Partner is the sole general partner of the Partnership. The interest of the General Partner in the Partnership and the Units reflected in Schedule 1 constitute all of the issued and outstanding equity interests in the Partnership. The General Partner has delivered to Buyer a true and complete copy of the fully executed Partnership Agreement. Since December 31, 1995, the Partnership has not (A) made or paid any cash distribution to any Partner except as disclosed in Schedule 2,
(B) made any other distribution on or with respect to, or redeemed or otherwise acquired, any Units or other equity interest in the Partnership or (C) made or permitted any change in the authorized or issued Units.

                    (ii) Indebtedness for Borrowed Moneys. The Partnership does not have any outstanding indebtedness for borrowed moneys except as reflected in the Balance Sheet included in Schedule 3 pursuant to subsection (f) below. True and complete copies of every instrument, agreement and other document relating to any such indebtedness have been delivered to Buyer. Except as reflected in such loan documents, immediately following the Closing, the Partnership will not be indebted to or have any obligation to any Partner, any of their respective relatives or any corporation, partnership, trust or other entity in which any

Partner or any relative of any Partner (collectively, "Sellers' Affiliates") has any interest.

          (iii) OPTIONS OR RIGHTS. There are no outstanding agreements, rights, subscriptions, options, warrants, convertible securities, commitments, arrangements or understandings of any character under which the Partnership is or may be obligated to issue or purchase any interest in the Partnership or under which any Partner is or may be obligated to sell or transfer any Units or other interest in the Partnership, other than the repurchase rights contained in the Partnership Agreement.

          (d) PAYMENTS. To the best of the General Partner's actual knowledge, the Partnership has not paid or delivered or agreed to pay or deliver any fee, commission or other consideration, however characterized, to any person, governmental official or other party which is illegal under any federal, state or local law.

          (e) ASSETS OF THE PARTNERSHIP. The Partnership has good and marketable title to all of the properties and assets used in its business (including leasehold interests as to such assets that are leased), subject to no mortgage, pledge, lien, security interest, encumbrance or other charge, other than (i) the interests of equipment lessors with respect to leased equipment,
(ii) liens in favor of lenders with respect to the loans reflected on the Balance Sheet, (iii) liens for taxes not yet due and (iv) any landlord lease rights under any lease of real property to which the Partnership is a party.
The assets owned or leased by the Partnership constitute all of the assets currently in existence which are being used in connection with the business of the Surgery Center.

          (f) FINANCIAL STATEMENTS; CLOSING DATE WORKING CAPITAL. Attached hereto as SCHEDULE 3 is a true and complete copy of the unaudited balance sheet (the "Balance Sheet") of the Partnership as of March 31, 1996 (the "Balance Sheet Date"). The General Partner has also caused the Partnership to provide to buyer unaudited statements of operations of the Partnership for the fiscal years ended December 31, 1994 and 1995 and the two month period ended on the Balance Sheet Date. The Balance Sheet and such statements of operations (i) are in accordance with the books and records of the Partnership, (ii) fairly present the financial condition of the Partnership at the Balance Sheet Date and the results of its operations for the periods therein specified and (iii) except as stated in the notes to such financial statements, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). On and as of the Effective Date, the net working capital of the Partnership (i.e., the current assets less the current liabilities of the Partnership, determined in accordance with GAAP) will be not less than $520,000 (which is the amount of the Partnership's net working capital as of February 29, 1996), including at least $40,000 of cash.

          (g) Liabilities of the Partnership. Except for the liabilities reflected in the Balance Sheet or the documents described in Schedule 4, and all other obligations incurred in the ordinary course of business since the Balance Sheet Date, the Partnership does not have and is not subject to any liability of any nature, whether accrued, absolute, contingent or otherwise. The Partnership is and as of the Closing Date will be current in all payment obligations to which it is subject.

          (h) Noncompetition Covenants. The Partnership is not subject to any noncompetition covenant or other similar agreement restricting its ability to engage in competitive businesses and, following the Closing, Buyer and its affiliates will not be subject to any such noncompetition covenant or restrictive agreement by virtue of Buyer's acquisition of the Transferred Units or becoming the general partner of the Partnership.

          (i) Accounts Receivable. A true and complete list of all outstanding accounts receivable of the Partnership as of the Balance Sheet Date has been delivered to Buyer. To the best of the General Partner's actual knowledge, all of the accounts receivable held by the Partnership are valid and enforceable claims and are not subject to any defenses, offsets, claims or counterclaims. Although the General Partner does not know of any reason why such accounts will not be collected on a timely basis, no representation is made hereby that such accounts will be collected and, notwithstanding any of the provisions of this Agreement, Sellers do not guaranty collection of any such accounts receivable. The allowances for doubtful accounts and contractual adjustments reflected in the Balance Sheet are based upon historic collection activities of the Partnership.

          (j) Real Property Lease. The General Partner has delivered to Buyer a true and complete copy of that certain Lease Agreement dated as of February 2, 1993, as amended by the First, Second and Third Modifications and Ratifications of Lease dated June 2, 1993, June 23, 1994 and October 13, 1994, respectively (collectively, the "Lease"), between the Partnership and NMF of Texas, Inc. (the "Landlord") pursuant to which the Partnership leases the office space and related leasehold improvements owned by the Landlord (collectively, the "Real Property"). No Seller or Sellers' Affiliate has any ownership interest in or other relationship with the Landlord or any of its equity owners. The Partnership has not assigned, subleased or conveyed any interest in the Lease or any of the premises covered thereby. The Lease has been duly and validly executed by the parties thereto and is in full force and effect and constitutes the valid and binding agreement of the parties thereto. Neither the Partnership nor (to the best of the General Partner's knowledge) any other party is in default under the Lease and no event or condition has occurred or exists which, with the passage of time, the giving of notice or both, would cause either the Partnership or (to the best of the General Partner's knowledge) any other party to the Lease to be in default thereunder. No lease or other document has been executed, or other obligation or commitment incurred, by the Partnership with respect to any other real property.

          (k) Material Contracts. The General Partner has delivered to Buyer an accurate list (attached hereto as Schedule 4) of all material contracts, leases and instruments to which the Partnership is a party or by which it or any of its assets are bound as of the date hereof. For purposes hereof, the term "material contracts" shall mean the following: (i) all equipment leases and rental arrangements where either the aggregate rent required to be paid on or after the Effective Date under the terms of such lease is at least $5,000 or where the Partnership is entitled to acquire title to the leased equipment at the end of the lease term; (ii) all executory purchase agreements relating to the purchase of equipment, supplies or other goods where the amount that is payable after the Effective Date is at least $5,000; (iii) all agreements with any Partner or any of Sellers' Affiliates, and Schedule 4 sets forth the relationship (if any) of any party to any agreement, lease or other document listed in Schedule 4 with any Partner or Sellers' Affiliate; (iv) all agreements with any physician; (v) all employment and consulting agreements; (vi) all agreements with hospitals, employers, health maintenance organizations, insurance companies, preferred provider organizations and other managed care entities, or other contracts whereunder the Partnership is committed to provide Surgery Center services;
(vii) all agreements with sales or marketing representatives; (viii) all documents and instruments relating to any indebtedness reflected on the Balance Sheet (except any such indebtedness that pursuant to the terms of this Agreement is to be discharged at or prior to the Closing); (ix) all powers of attorney and agency agreements with third parties; and (x) all other agreements and commitments in which the financial obligation of the Partnership as of the Effective Date is at least $5,000. The General Partner has delivered to Buyer or its counsel true and complete copies of the documents and instruments described in Schedule 4.

          (l) Bank Accounts. Set forth on Schedule 5 attached hereto is an accurate and complete list showing the name and address of each bank in which the Partnership has an account or safe deposit box, the number of any such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

          (m) Tax Returns and Audits. The Partnership has accurately prepared and filed all federal, state and local income, employment and property tax returns and all information statements required to be filed prior to the date of this Agreement. The Partnership has withheld proper and accurate amounts from its employees' compensation in full and complete compliance with all withholding and similar provisions of all state and federal tax laws, including without limitation employee withholding and social security taxes. True and complete copies of each of the most recent of any such material return or statement have been provided to Buyer. Any federal, state and local taxes required to be paid or withheld with respect to the periods covered by such returns and statements have been paid or withheld. The liability for unpaid taxes shown on the Balance Sheet is and will be sufficient to pay all taxes not reported on and paid with returns filed by the Partnership prior to the Effective Date. The Partnership has not been delinquent in the payment of any tax, assessment or governmental charge or in the filing of any tax return or information statement. The Partnership has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax. Neither the federal information returns nor the state income or franchise tax returns (if any) of the Partnership have ever been audited by any governmental authority.

          (n) Litigation and Proceedings. Except as described in Schedule 6, there are no legal claims, actions, suits, medical staff disputes, arbitrations or other legal, administrative or governmental proceedings pending or, to the actual knowledge of the General Partner, threatened against the Partnership or any properties, assets or business of the Partnership and, to the actual knowledge of the General Partner, no facts exist which have been or should be reported under any professional liability insurance policy covering the Surgery Center. Neither the Partnership nor the General Partner is in default with respect to any judgment, order or decree of any court, governmental agency or instrumentality. Schedule 6 contains a complete and accurate description of the status of any matter covered thereby and the Partnership carries insurance that will cover the costs, expenses and damages of each of the matters described therein that include allegations of medical malpractice. Except for normal collection efforts relating to accounts receivable, the Partnership is not engaged in any legal action to recover money due to or damages sustained by the Partnership.

          (o) Compensation and Benefits. Although all employees of the Partnership are leased pursuant to an employee leasing arrangement disclosed in
Schedule 4, attached hereto as Schedule 7 is an accurate and complete list setting forth the names, dates of hire, salaries or other remuneration, bonuses and employee benefits of all current persons utilized by the Partnership (including but not limited to vacation time and pay, severance pay, incentive compensation programs, sick time and pay and group insurance and other benefit plans, policies and arrangements), whether such benefits are provided pursuant to contract, policy, custom or informal understanding. The General Partner has delivered to Buyer copies of the Partnership's written employee policies and practices (including, for example, any employee handbook). The Partnership does not have any collective bargaining agreement with any labor union and is not currently negotiating with a labor union. Except as shown on Schedule 6, no employee of the Partnership has ever petitioned for a representation election. No current or former employee of the Partnership has filed or threatened to file with any governmental authority any claim asserting sexual harassment, age or racial discrimination or violation of OSHA by the Partnership, any Partner or any officer, director, employee or agent of the Partnership or the General Partner.

          (p) Compliance with Law and Instruments. The business and operations of the Partnership have been and are being conducted in material compliance with all applicable laws, ordinances, codes, rules, regulations and licensing requirements of all authorities (collectively, "Laws"), including but not limited to Laws relating to occupational safety, health care, zoning or environmental matters. Except as shown on Schedule 6, neither the General Partner nor the Partnership has received notice from any governmental unit or administrative or regulatory agency claiming any violation of any Law. The Partnership has complied in all material respects with all applicable federal and state securities Laws in connection with the sale or resale of the Units and any other equity interest in the Partnership. The Surgery Center meets in all material respects the conditions for participation in the Medicare and Medicaid programs. Any certificates of need required for the construction or operation of the Surgery Center were duly obtained by the Partnership and such certificates of need, if any, will remain in full force and effect after the consummation of the transactions provided for herein. No certificate of need, governmental consent, review or other process (other than as described in Schedule 8) is required in connection with the sale of the Transferred Units provided for herein or in order for the Surgery Center to continue its business following the consummation of the transactions contemplated hereby. The Partnership is authorized to receive (and has received) payments for procedures covered by the Medicare and Medicaid programs. Neither the U.S. Department of Health and Human Services nor any state agency has conducted or has given the General Partner or the Partnership any notice that it intends to conduct any audit or other review of the Partnership's participation in the Medicare or Medicaid programs, and no such audit or review would result in any material liability by the Partnership for any reimbursement, penalty or interest with respect to payments received by the Partnership thereunder. The General Partner does not know of any reason why the Partnership will not or may not be able to continue its business, as presently conducted, following the Closing.

          (q) No Consent Required. Except for the consents and notice requirements described in Schedule 8, the execution and delivery of this Agreement and the consummation of the transactions provided herein will not require any governmental consent, review or other process or the consent of any party to any lease (including the Lease), contract, agreement or instrument to which the Partnership is a party or by which any of its assets is subject; provided, however, that with respect to the participation of the Limited Partners as Sellers herein, this Section 4(q) is limited to the best knowledge of the General Partner.

          (r) Permits. Schedule 9 attached hereto lists all of the material permits, approvals and authorizations that the Partnership holds in connection with its business. No other permit, approval or authorization of any governmental unit or administrative or regulatory agency is necessary for the lawful conduct of the Partnership's businesses, except where the failure to obtain any such permit could not have a material adverse affect on the Partnership. The General Partner has delivered to Buyer copies of all permits, approvals and authorizations listed on Schedule 9.

          (s) Absence of Specified Changes. Except for the transactions and agreements provided for or referred to herein, since the Balance Sheet Date there has not been: (i) any transaction by the Partnership except in the ordinary course of business; (ii) any capital expenditure by the Partnership exceeding $5,000; (iii) any material adverse change in the working capital, financial condition, business, markets, properties, assets, results of operation or prospects of the Surgery Center; (iv) any event which has materially affected or may materially and adversely affect the Surgery Center, including without limitation any material reduction in the Surgery Center's charge or fee schedule; (v) any material destruction, damage to or loss of any material asset of the Surgery Center, whether or not covered by insurance; (vi) any indebtedness for borrowed money incurred or the creation or imposition of any mortgage, pledge or other encumbrance on any asset of the Partnership, other than purchase money liens on newly acquired assets; (vii) any increase in salaries or benefits to employees or independent contractors of the Partnership, other than annual increases implemented in the ordinary course of business and accordance with the past practices of the Partnership; (viii) any material amendment to the Lease or any material contract or lease listed in Schedule 4, other than in the ordinary course of business of the Partnership; (ix) any sale, transfer or disposition of any equipment that is material to the Partnership, other than dispositions in the ordinary course of business where the equipment disposed of is replaced by equipment of at least equal value and utility; or (x) any agreement by the Partnership to do any of the things described in this subsection (s).

          (t) Insurance Policies. The General Partner has provided to Buyer complete and accurate copies of all insurance policies or certificates of insurance under which the Partnership is insured, including the coverage limits and deductibles applicable thereto. The Partnership's medical malpractice insurance coverage has coverage limits of at least $5,000,000 for each and every occurrence. Attached hereto as Schedule 10 is a listing of all of the insurance policies covering the Partnership or its assets, which Schedule 10 reflects the policy numbers, terms, identity of insurers and amounts of coverage. All of such policies are now and will be until Closing in full force and effect on a claims made basis with no premium arrearages. The Partnership is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in a due and timely fashion.

          (u) Retirement Plans. The Partnership does not presently maintain or otherwise participate in any pension, profit sharing or other retirement plan, nor does it participate in, nor has it ever participated in, any multi-employer plan as defined in Section 400(a)(3) of the Employee Retirement Income Security Act of 1974, as amended. Neither Buyer nor the Partnership will incur any obligation or liability under or relating to any such plan as a result of the transactions contemplated by this Agreement, or otherwise.

          (v) No Brokers or Finders. As a result of any act or failure to act by any Partner, Sellers' Affiliate or the Partnership, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim against or upon Buyer, Buyer's Parent or the Partnership for any commission, fee or other compensation as a broker, finder or any similar capacity.

          (W) Use of Names. The only name under which the Partnership currently conducts business is as set forth in Recital B hereof. The Partnership owns the entire right, title and interest in and to such name, together with any derivatives thereof, and no third party has ever notified the Partnership or the General Partner that the use of any such name is in violation of the rights of such third party.

          (X)  The Real Property.
               ------------------

                    (i) Neither the General Partner nor the Partnership has received written notice of a material violation of any applicable ordinance or other law, order, regulation or requirement, and has not received notice of any condemnation, lien, assessment or the like, relating to any part of the Real Property or the operation thereof and, to the best of the General Partner's actual knowledge, there is not presently contemplated or proposed any condemnation or similar action or zoning action or proceeding with respect to any Real Property or the operation thereof;

                    (ii) The Real Property and the Surgery Center are in compliance with all applicable zoning ordinances (including without limitation parking requirements), and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing;

                    (iii) The Real Property and all buildings, improvements and fixtures thereon or therein, and all parts thereof and appurtenances thereto, including without limitation the plumbing, electrical, mechanical, heating, ventilation and air conditioning systems, are in good operating condition and in a reasonable state of maintenance and repair, normal wear and tear excepted;

                    (iv) The Surgery Center has adequate parking available to satisfy its current needs; and

                    (v) The General Partner has provided Buyer with complete and accurate copies of all property tax statements, as and to the extent provided to the Partnership by the Landlord, for the current and the preceding year, and no seller has any knowledge of any proposed increase in the assessed value of any Real Property for property tax purposes.

          (y) Equipment. Each material item of equipment owned or leased by the Partnership will be in good operating condition, normal wear and tear excepted, as of the Closing Date.

          (z) Supplies. All of the inventory and supplies carried on the Balance Sheet and which are still held by the Partnership on the date hereof are of a quality and quantity usable in the ordinary course of business of the Surgery Center.

          (aa) Environmental Matters.
               ----------------------

          (i) To the best of the General Partner's actual knowledge, the Partnership is currently in compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Partnership of all permits and other governmental authorizations required under applicable Environmental Laws to operate the Surgery Center as currently operated, and the Partnership is in compliance in all material respects with the terms and conditions thereof;

          (ii) No Hazardous Substances (as defined below) have been generated or stored on, at or adjacent to the Real Property by the Partnership, except in compliance with applicable Environmental Laws;

         (iii) No Hazardous Substances have been disposed of or released on, from or adjacent to the Real Property by the Partnership, except in compliance with applicable Environmental Laws;

          (iv) The Partnership has not received any written communication, whether from a governmental authority, citizen's group, employee, consultant or otherwise, that alleges that the Partnership or the Real Property is not in full compliance with Environmental Laws, and there is no Environmental Claim (as defined below) pending or, to the best of the General Partner's actual knowledge, threatened against the Partnership or any owner or lessor of the Real Property; and

           (v) To the best of each Seller's knowledge, the Real Property does not contain asbestos in any form.

          "Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including without limitation potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release on or from the Real Property or the Surgery Center, of Hazardous Substances or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental law.

          "Environmental Laws" means the federal, state, regional, county or local environmental, health or safety laws (including the Medical Waste Tracking Act of 1988, 42 U.S.C. (S)6992, et seq.), regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

          "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including without limitation medical wastes, asbestos containing materials or substances, any substance defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant" or similarly identified substances or mixture, in or pursuant to any Environmental Law and medical or infectious wastes.

               (bb) Medical Staff Matters. The General Partner has delivered to Buyer true and complete copies of the bylaws and rules and regulations of the medical staff of the Surgery Center. With regard to the medical staff of the Surgery Center, there are no pending or, to the best of the General Partner's actual knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The General Partner has provided Buyer with a written description of all adverse actions taken against medical staff members or applicants within the past two years.

               (cc) Special Funds. The Partnership has never received any restricted or conditioned grants or donations, including without limitation monies received under the Public Health Services act, 42 U.S.C. (s)291, et seq.

               (dd) Full Disclosure. To the best of the General Partner's actual knowledge, none of the representations, warranties or disclosures made to Buyer by the Partnership or any Seller herein, or in any exhibit, schedule, list, certificate or memorandum furnished or to be furnished to Buyer by the Partnership or any Seller in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit any material fact, the omission of which would tend to make the statements made herein or therein misleading in any material respect.

          4A. Representations and Warranties by the Sellers. Each Seller hereby represents and warrants to buyer as follows:

               (a) Title to Units. Each Seller, for himself or itself, has good and marketable title to all of the Units set forth opposite such Seller's name in Schedule 1, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for restrictions on transfer imposed by federal or state securities laws or as provided for in the Partnership Agreement. Each Seller, for himself or itself, has full and unrestricted legal right, power and authority to sell, assign and transfer the Transferred Units without obtaining the consent or approval of any other person, entity or governmental authority (other than the consents described in Schedule
8), and the delivery of the Transferred Units to Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws or provided for in the Partnership Agreement.

               (b) Investment Representations. Each Seller who elects to receive any portion of the purchase price payable to such Seller pursuant hereto in the form of a Convertible Note represents, warrants and acknowledges that (i) such Seller is aware that such Convertible Note will be issued pursuant to applicable exemptions from registration under the federal Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws, and the rules and regulations promulgated thereunder; (ii) such Convertible Note and the common stock of Buyer's Parent issuable upon conversion has not been registered under the 1933 Act or any such state securities laws and, accordingly, may not be sold (except pursuant to available exemptions as described below) despite the fact that other shares of such common stock are publicly tradable on the Nasdaq National Market System or other public market; (iii) such Seller has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of receiving a Convertible Note pursuant to this Agreement;
(iv) such Seller is an "accredited investor" as that term is defined in Regulation D under the 1933 Act; and (v) such Seller is acquiring the Convertible Note pursuant to this Agreement for his own account, not for the account of others and not with a view to the resale or distribution of such Convertible Note or the common stock of Buyer's Parent issuable upon conversion, except for sales made by such Seller pursuant to an applicable exemption under the 1933 act and any applicable state securities laws.

               (c) No Consent Required. Except for the consents and notice requirements described in Schedule 8, the execution and delivery of this Agreement and the consummation of the transactions provided herein by each Seller will not require such Seller to obtain any governmental consent, review or other process or the consent of any party to any agreement or instrument to which such Seller is a party or to which any of such Seller's assets is subject.

          5. Representations and Warranties by Buyer. Buyer and Buyer's Parent hereby jointly and severally represent and warrant to Sellers as follows:

               (a) Organization and Good Standing. Buyer and Buyer's Parent are duly organized and validly existing corporations in good standing under the laws of the States of Texas and Delaware, with full power and authority to carry on their respective businesses as presently conducted.

               (b) Due Authorization. The execution, delivery and performance of this Agreement by Buyer and Buyer's Parent have been duly authorized by all requisite action of the boards of directors of Buyer and Buyer's Parent and no further action is necessary to make this Agreement valid and binding upon Buyer and Buyer's Parent in accordance with its terms.

               (c) Compliance with Instruments and Agreements. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, the articles of incorporation or bylaws of either Buyer or Buyer's Parent, any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over Buyer or Buyer's Parent, or any agreement, instrument or commitment to which Buyer or Buyer's Parent is a party or by which it is bound or to which any of its property is subject.

               (d) No Consent Required. Except for Buyer's Parent obtaining the consent of its lender as described in Section 7(o) and the consents and approvals listed in Schedule 8, no authorization or consent of any federal or state administrative or regulatory agency or other third party is required for the execution, delivery and performance of this Agreement by Buyer and Buyer's Parent.

               (e) No Finders or Brokers. As a result of any act or failure to act by Buyer, Buyer's Parent or any of their affiliates, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim upon any Seller or the Partnership for any commission, fee or other compensation as a finder, broker or in any similar capacity.

               (f) Investment Intent. Buyer acknowledges that the Transferred Units have been offered and will be sold to Buyer pursuant to an exemption from registration under the 1933 Act and all applicable state securities laws. Buyer is purchasing the Transferred Units for investment purposes and has no present intent to distribute, resell, pledge or otherwise dispose of any of the Transferred Units in violation of the 1933 Act or any such state securities laws.

               (g) SEC Filings. Buyer has previously furnished to the General Partner a true and complete copy of the 1995 Annual Report on Form 10-K filed by Buyer's Parent with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

The balance sheets included in said Form 10-K (including any related notes and schedules) fairly present the consolidated financial position of Buyer's Parent as of their dates, and the other financial statements included therein (including any related notes and schedules) fairly present in all material respects the consolidated results of operations or other information included therein of Buyer's Parent for the periods or as of the dates therein set forth, in each case in accordance with GAAP.

               (h) Forms 8-K. Buyer's Parent has previously furnished to the General Partner a true and complete copy of any Current Report on Form 8-K, including exhibits, filed by Buyer's Parent with the SEC pursuant to the 1934 Act.

               (i) 1934 Act Reports. Buyer's Parent has filed all reports with the SEC required to be filed with the SEC under the 1934 Act and the rules and regulations thereunder, and each such report complied in all material respects with such rules and regulations applicable thereto. All such reports required to be filed with the SEC during the 12 months preceding the date hereof have been filed by Buyer's Parent on a timely basis.

               (j) Status of Common Stock. Each share of the common stock of Buyer's Parent issuable pursuant to any properly effected conversion of a Convertible Note will be, when so issued in accordance with the terms of such Convertible Note, duly authorized, validly issued, fully paid and nonassessable.

               (k) Full Disclosure. None of the representations, warranties or disclosures made to Sellers by Buyer or Buyer's Partner herein, or in any exhibit, schedule, list, certificate or memorandum furnished or to be furnished to the General Partner by Buyer in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit any material fact, the omission of which would tend to make the statements made herein or therein misleading in any material respect.

          6. Pre-Closing Covenants. The parties agree that from the date hereof until the Closing Date or the termination of this Agreement:

               (a) Due Diligence. The Partnership and Sellers will afford officers and authorized representatives of Buyer with reasonable access to the financial, operational and statistical books and records of the Partnership and shall permit Buyer to conduct physical inspections of the Real Property and the Surgery Center at such time or times as will not disrupt customary delivery of care to patients. Each Seller and their respective advisers shall be entitled to request, and Buyer shall provide, any and all information relating to Buyer and Buyer's Parent that is in their possession or can be acquired without unreasonable effort or expense that such Seller deems relevant or necessary to evaluate the opportunity to acquire a Convertible Note pursuant to this Agreement.

               (b) Continuation of Business. Sellers shall cause the Partnership to: (i) except as required or permitted by this Agreement, conduct its business only in the usual and ordinary course as it has previously been conducted, including without limitation its policies and practices relating to the collection of accounts receivable and the payment of trade payables and other liabilities, and not introduce any new methods of management, operations or accounting, without Buyer's prior written consent (which shall not be unreasonably withheld); (ii) maintain its working capital at or above the working capital shown on the Balance Sheet; (iii) maintain the assets of the Surgery Center in as good working order and condition as at present, ordinary wear and tear excepted; (iv) perform all material obligations under material agreements and leases relating to or affecting the Surgery Center; (v) keep in full force and effect present insurance policies; and (vi) maintain and preserve the business organization of the Surgery Center intact, retain its present employees and maintain its relationships with medical staff, employees, suppliers, patients, payors and others having business relations with the Partnership.

               (c) Actions Requiring Consent. From the date hereof until the Closing Date, without Buyer's prior written consent (which shall not be unreasonably withheld), except as required or permitted by this Agreement, Sellers shall not permit the Partnership to: (i) prepay any debt in excess of $5,000 prior to its stated maturity (except pursuant to an existing amortization payment schedule) or enter into any contract or commitment or incur or agree to incur any debt or make any capital expenditure requiring the payment of amounts in excess of $5,000; (ii) create or assume any mortgage, pledge or other lien or encumbrance upon any of its assets, whether now owned or hereafter acquired; (iii) make any loan; (iv) incur any debt or other monetary obligation, other than normal trade payables; (v) amend the Lease, the Partnership Agreement or any material contract listed in Schedule 4, except changes made in the ordinary course of business, enter into any new material contract or change any employee compensation (except normal annual salary increases implemented in accordance with past practices); (vi) make any commitment to fix or otherwise limit Surgery Center fees or rates or to purchase supplies, equipment or services, unless such commitment is cancellable upon no more than 60 days notice; (vii) fail to pay any obligation in a timely manner prior to delinquency; or (viii) except for a cash distribution of pre-Effective Date earnings to be made at or prior to the Closing Date (in an amount to be agreed upon by Buyer and the General Partner), declare, set aside or pay any distribution to the partners, or directly or indirectly purchase, redeem or otherwise acquire any units or any other outstanding equity interest in the Partnership. The parties agree that the Partnership shall retain $75,000 of cash (the "Withheld Distributions") that would otherwise be distributed to the Partners as pre-Effective Date earnings pursuant to clause (viii) above, which Withheld Distributions shall be retained by the Partnership and/or distributed to the Partners as described in section 10(e).

               (d) Performance Covenant. Each of the parties hereto covenants and agrees that it will take all action reasonably within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it and, as and to the extent such party has the power and authority to do so, to cause all conditions to the obligations of the other party to close the purchase and sale of the Transferred Units pursuant hereto to be satisfied as promptly as possible. Anything in the Partnership Agreement or any other agreement to the contrary notwithstanding, each Seller hereby consents to the sale of the Transferred Units to Buyer pursuant hereto without such Units being first offered to the Partnership or any Partner.

               (e) Costs of Agreement. Buyer and Sellers agree to bear all of their own expenses incurred in preparing or complying with this Agreement, including without limitation all legal and accounting expenses and fees. None of such expenses shall be charged to or paid by the Partnership.

               (f) Governmental Approvals. The Partnership and Sellers shall assist and cooperate with Buyer and Buyer's representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer deems necessary or appropriate, and in the preparation of any document or other materials which may be required by any governmental agency, in connection with the transactions contemplated herein.

               (g) No-Shop Clause. Neither the Partnership nor any Partner will, without the prior written consent of Buyer (which may be withheld by Buyer in its sole discretion), (a) offer for sale any of the Units or any equity interest or assets of the Partnership (or any material portion thereof), (b) solicit offers to buy any of the Units or any equity interest or assets of the Partnership (or any material portion thereof), (c) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Partnership, or (d) enter into any letter of intent or agreement with any party (other than Buyer) with respect to the sale or other disposition of any of the Units or any equity interest or assets of the Partnership (or any material portion thereof) or with respect to any merger, consolidation or similar transaction involving any Seller or the Partnership.

               (h)  [intentionally omitted]

               (i) Audit of Partnership's Financial Statements. Sellers acknowledge and agree that Buyer's Parent, through its independent accountants, may conduct an audit of the Partnership's Financial statements for years 1993-1995 for purposes of Buyer complying with its public reporting obligations under the securities laws. Sellers agree to cooperate and assist, and to cause the Partnership and its employees to cooperate and assist, in such audit in all respects reasonably requested by Buyer and its independent accountants, including without limitation making themselves and the employees of the Partnership available to provide any information necessary or appropriate for such audits and signing standard management representation letters to such independent accountants.

               (j) Interim Operating Reporting. During the period from the date of this Agreement to the Closing, Sellers shall cause the management personnel of the Surgery Center (i) to confer on a regular and frequent basis with one or more representatives of Buyer to report material operational matters relating to the Surgery Center and to report the general status of on-going operations, (ii) to notify Buyer in writing of any material adverse change in the financial position or earnings of the Surgery Center after the Balance Sheet Date, any unexpected emergency or other unanticipated change in the business of the Surgery Center, any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or any litigation, arbitration or other such matter that has been filed or threatened against the Partnership and (iii) to keep Buyer fully informed of such events and permit its representatives to participate in all discussions relating thereto. Within 10 business days following any month-end which occurs on or after the date of execution of this agreement and prior to the Closing Date, the General Partner shall provide Buyer with an unaudited balance sheet and income statement of the Partnership which reflects the operations of the Surgery Center for such month, which interim financial statements shall be prepared in a manner consistent with the policies and practices used in the preparation of the Balance Sheet.

          (l) Insurance Ratings. Sellers shall cause the Partnership to take all action reasonably requested by Buyer to enable Buyer to succeed to the workers' compensation and unemployment insurance ratings, deposits and other interests of the Surgery Center and other ratings for insurance or other purposes established by the Partnership for the Surgery Center. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

          (m) Funding of Buyer. Buyer's Parent hereby agrees to provide to Buyer the funds necessary for Buyer to make the cash payments required pursuant to Section 2 hereof. Buyer's Parent reserves the right to provide such funds pursuant to capital contributions, loans or in any other form deemed appropriate by Buyer's Parent. In addition, Buyer's Parent agrees to execute and deliver Convertible Notes to the extent required pursuant to Section 2 hereof and to comply with its obligations under such Convertible Notes.

      7. Conditions Precedent to Obligations of Buyer. The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived by Buyer):

          (a) Accuracy of Representations and Warranties of Sellers. The representations and warranties of Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. All of the agreements of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects .

          (b) Action Restraining or Affecting Transaction. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of any of the Transferred Units, or which in the reasonable opinion of Buyer may otherwise materially and adversely affect the Partnership, and no third party or governmental agency or body shall have taken or threatened any action with respect this Agreement or the Surgery Center as a result of which Buyer deems it inadvisable to proceed with the transactions contemplated herein.

          (c) Material Changes. The Surgery Center shall not have suffered any change, loss or damage since the Balance Sheet Date which materially and adversely affects or impairs the financial condition (including without limitation the working capital) of the Partnership or the operations or prospects of the Surgery Center. The case load and revenue levels of the Surgery Center shall not have materially deteriorated from the average levels achieved during the 12 month period ended on the Balance Sheet Date.

          (d) Governmental Permits. Buyer shall have obtained all licenses, certificates, permits and rulings of, and made all notices to, all governmental authorities that may be required in connection with the acquisition of the Transferred Units and the continuation of the operation of the business of the Surgery Center by the Partnership following the Closing, including without limitation compliance with any applicable licensure, notification and approval procedures of the state agencies that regulate the Surgery Center.

               (e) Consents, Approvals and Authorizations. Sellers shall have obtained all consents, approvals and authorizations and given all notices required in connection with the transactions provided for herein, including the consent of the Landlord required pursuant to the Lease, the consent of Copelco Capital, Inc. and all other consents and notices described in Schedule 8.

               (f) Legal Opinion. Sellers shall have delivered to Buyer an opinion of O'Donnell, Ferebee & McGonigal & Stone, counsel to the Partnership, dated the Closing Date, covering the matters set forth in Exhibit C attached hereto and, otherwise, in form and substance satisfactory to Buyer and its counsel. In rendering such opinion, such counsel may rely as to factual matters upon certificates of public officials and upon certificates of officers of the General Partner.

               (g) Amendment of Partnership Agreement and Certificate of Limited Partnership. The Amendment of Partnership Agreement in the form attached hereto as Exhibit D shall have been duly adopted and approved by the requisite vote of the Partners, and all actions necessary to substitute Buyer as the General Partner of the Partnership shall have been duly taken, including without limitation the preparation and execution (in recordable form) of an appropriate amendment to the Partnership's Certificate of Limited Partnership.

               (h) Minimum Number of Transferred Units. Each Partner shall have executed a Letter Agreement and become a Seller in accordance with the terms and conditions of this Agreement. The Transferred Units shall represent at least 45% of the issued and outstanding Units held by the Limited Partners of the Partnership.

               (i)  [Intentionally Omitted]

               (j) Tail Insurance. Buyer's Parent shall have obtained "retroactive" malpractice insurance coverage for any potential claims for pre-Closing Date business conducted by the Partnership under the master insurance policy maintained by Buyer's Parent for its affiliated surgery centers. The cost of such retroactive coverage shall be $25,000, one-half of which ($12,000) shall be borne by the Sellers (pursuant to a purchase price reduction as set forth in Section 2) pro rata according to the number of Transferred Units to be sold by each Seller as compared to the total number of Transferred Units.

               (k) Certificate. Buyer shall have received a certificate, signed by the General Partner and dated as of the Closing Date, certifying that (i) the representations and warranties of Sellers set forth herein are true and correct as of the Closing Date and (ii) each Seller has performed all of their respective obligations under this Agreement that were required to be performed prior to or at the Closing (except as performance may have been waived by Buyer prior to or at the Closing).

               (l) Management Agreement. The Partnership shall have executed and delivered a Management Agreement substantially in the form of Exhibit E attached hereto, and the General Partner shall have executed and performed all obligations pursuant to an Acquisition of Management Agreement, which shall be in form and substance satisfactory to Buyer.

               (m) Legal Matters. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by counsel for Buyer, which approval shall not be unreasonably withheld.

               (n) Lender Consent. Buyer's Parent shall have obtained the consent of its principal lender, Bank of America, Illinois, to the transactions provided for herein.

               (o) Lease Amendment. The Landlord and the Partnership shall have executed an amendment to the Lease extending the term of the Lease or granting the Partnership renewal options, which amendment shall be in form and substance reasonably satisfactory to Buyer.

          8. Conditions Precedent to Obligations of Sellers. The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived by the General Partner, which is designated as the duly authorized representative of Sellers for this purpose):

               (a) Accuracy of Representations and Warranties of Buyer; Officer's Certificate. The representations and warranties of Buyer and Buyer's Parent contained in this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time. All of the agreements of Buyer and Buyer's Parent to be performed by Buyer or Buyer's Parent on or before the Closing Date shall have been duly performed in all material respects. Buyer shall deliver to Sellers' counsel certified copies of all resolutions of the boards of directors of Buyer and Buyer's Parent approving or otherwise relating to this Agreement and the transactions contemplated hereby. Buyer and Buyer's Parent shall have delivered to Sellers' counsel an officer's certificate attesting to compliance with this Section 8(a).

          (b) Action Restraining or Affecting Transaction. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of the Transferred Units, or which in the reasonable opinion of the General Partner may otherwise materially and adversely affect Sellers, and no third party or governmental agency or body shall have taken or threatened any action with respect to this Agreement as a result of which the General Partner deem it inadvisable to proceed with the transactions contemplated herein.

          (c) Receipt of Consideration. Buyer and Buyer's Parent shall have delivered to Sellers the purchase price for the Transferred Units in accordance with Section 2.

          (d) Legal Matters. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by Seller's counsel, which approval shall not be unreasonably withheld.

      9.  Indemnification.

          (a) Indemnification by Buyer. Buyer and Buyer's Parent jointly and severally covenant and agree to indemnify and hold Sellers and their successors and assigns at all times harmless from and against any loss, liability, damage and expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer or Buyer's Parent under this Agreement.

               (b) Indemnification by Sellers. Subject to the limitations set forth in Section 9(c), each Seller covenants and agrees that such Seller will indemnify and hold buyer, Buyer's Parent and the Partnership and their successors and assigns and their respective officers, directors, employees, stockholders and agents at all times harmless from and against any loss, liability, damage or expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of or in connection with (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of such Seller under this Agreement and (ii) any occurrence happening prior to the Closing Date (other than the contractual obligations referred to in Schedule 4) which may be asserted as a claim against the Partnership by a third party (a "Third Party Claim"), including without limitation (A) any claim made by any employee of the Partnership that relates to his or her employment by such Partnership prior to the Closing Date, other than accrued and non-delinquent salary and employee benefits; (B) any malpractice or professional liability claims arising out of the pre-Closing Date activities of the Surgery Center or any medical practitioner who is associated with the Surgery Center or who provides services to any Surgery Center patient; (C) any litigation arising out of the pre-Closing Date business or activities of the Partnership or any of its officers, directors, employees or agents (including without limitation the matters disclosed in Schedule 6 attached hereto); (D) any claims (other than refund claims covered by clause (E) below) regarding any possible liabilities under the Medicare and Medicaid programs (including but not limited to overpayments) for goods delivered or services rendered prior to the Closing Date; and (E) any liability which in the aggregate exceeds $40,000 for refunds attributable to duplicate payments received by the Partnership for goods delivered or services rendered prior to the Effective Date (other than accrued refund obligations included in, and net of any underpayments that are not included as current assets on, the Effective Date balance sheet to be prepared pursuant to Section 10(e) below); provided, however, that (x) with respect to any liability that arises pursuant to subsection (i) above, each Seller shall only be liable with respect to such Seller's own misrepresentations, breaches of warranties or nonfulfillment of any agreement and (y) only the General Partner shall have any liability with respect to the matters referred to in clause (ii) above.

               (c) Limitations. Any claim asserted against any Seller pursuant to Section 9(b) ("Claims") shall be subject to the following limitations:

                    (i) The liability of each Seller under Section 9(b) shall be limited to the consideration received by such Seller for such Seller's Transferred Units pursuant to this Agreement; provided, however, that this subsection (i) shall not apply to the General Partner.

                    (ii) The liability of the General Partner under Section 9(b) shall be limited to the total of the consideration received by the General Partner for its Transferred Units.

                    (iii) Neither Buyer nor the Partnership shall be entitled to make any Claim against any Seller with respect to any breach of such Seller's representations and warranties set forth herein at any time after May 31, 1998, except for (A) Claims asserted in writing pursuant to section 9(b) on or before May 31, 1998 and (B) claims made against any Seller with respect to any breach of section 4A.

               (d) Undisputed Claims. A party (the "Indemnified Party") may assert a Claim that it is entitled to, or may become entitled to, indemnification under this Agreement by giving notice of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the "Indemnifying Party," whether one or more), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnified Party's loss, damage or expense (including attorneys' fees and costs) incurred, suffered or paid (collectively, the "Loss") in connection with the Claim or an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer. If no Indemnifying Party objects to the Claim during the 15 day period following the date of delivery of the Indemnified Party's notice of its Claim (the "Objection Period"), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its Loss. The fact that a Claim is not disputed by any Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Parties as to such Claim pursuant to this Section 9.

               (e) Disputed Claims. If any Indemnifying Party gives notice to the Indemnified Party within the Objection Period that such Indemnifying Party objects to the Claim, then (i) the parties shall attempt in good faith to resolve their differences during the 15 day period following the date of delivery of the Indemnifying Party's notice of its objection (the "Resolution Period") and (ii) if the parties fail to resolve their disagreement during the Resolution Period, either party may unilaterally submit the disputed Claim for binding arbitration in Houston, Texas in accordance with the American Arbitration Association's rules for commercial arbitration in effect at the time. The award of the arbitrator or panel of arbitrators shall include reasonable attorneys' fees to the prevailing party and may be entered in any appropriate court.

               (f) Third Party Suits. In the case of any Third Party Claim, the Indemnified Party shall control the defense of the Third Party Claim and the Indemnifying Party may, at its own expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the Indemnified Party; provided, however, that the Indemnifying Party may assume control of the defense of the Third Party Claim at any time during the course of the suit if the Indemnifying Party confirms in writing to the Indemnified Party that the Indemnified Party is entitled to indemnification under this Agreement with respect to the Third Party Claim. If the Indemnifying Party assumes control of the defense of a Third Party Claim, (i) the Indemnifying Party shall consult with the Indemnified Party with respect to the Third Party Claim upon the Indemnified Party's Reasonable request for consultation and (ii) the Indemnified Party may, at its expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the Indemnifying Party. Regardless of whether the Indemnifying Party assumes the defense of the Third Party Claim, all parties shall cooperate in its defense.

               (g) Settlement or Compromise. The Indemnified Party shall give the Indemnifying Party at least 15 days prior written notice of any proposed settlement or compromise of a Third Party Claim, during which time the Indemnifying Party may assume the defense of the Third Party Claim and, if it does so (or if the Indemnifying Party has already assumed control of such Third Party Claim), the proposed settlement or compromise may not be made without the Indemnifying Party's consent, which shall not be unreasonably withheld. Any settlement or compromise of any Third Party Claim by the Indemnified Party entered into in compliance with the foregoing requirements shall also be binding on the Indemnifying Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of the settlement or compromise.

               (h)  [Intentionally Omitted.]

               (i) Insured Claims. In case any event shall occur which would otherwise entitle either party to assert a Claim for indemnification hereunder, no Loss shall be deemed to have been sustained by the Indemnified Party to the extent of any proceeds received by the Indemnified Party from any insurance policies with respect thereto; provided, however that with respect to a Pre-Closing Date occurrence which is covered under the new professional liability insurance policy referred to in Section 7(j), or the new insurance coverage referred to in Section 10(g), the Indemnifying Party's liability for the uninsured portion of such claim shall not exceed the portion that would have been uninsured under the Partnership's insurance policies that were in effect immediately prior to the Effective Date.

               (j) Offset of Future Distributions on Retained Units. Each Seller that is selling less then all of such Seller's Units acknowledges that such Seller has retained certain of the Units (the "Retained Units") following the consummation of the sale of the Transferred Units to Buyer pursuant hereto. In order to secure any valid claim that Buyer or the Partnership may have against any such Seller pursuant to Section 9(b)(i), such Seller hereby grants to Buyer the right to offset against and retain any distributions made by the Partnership on such Seller's Retained Units in order to satisfy such claim. Sellers shall retain all voting rights and, except as expressly provided herein, the right to receive all distributions on the Retained Units.

          10.  Post-Closing Covenants

               (a) Adoption of Amendment of Partnership Agreement. Buyer and each Seller hereby adopt, approve and agree to be bound by the Amendment of Partnership Agreement in the form attached to this Agreement as Exhibit D. Each Seller acknowledges and agrees that Buyer and/or the General Partner may execute such Amendment of Partnership Agreement on behalf of such Seller pursuant to the powers of attorney set forth in Article X of the Partnership Agreement and
Section 18 of this Agreement.

               (b) Release by Sellers and Sellers' Affiliates. Except for liabilities and obligations to any Partner or Sellers' Affiliates expressly described in Schedule 4, each Seller, on behalf of itself and all Sellers' Affiliates, as of the Closing Date, hereby releases, discharges and acquits the Partnership of and from any and all debts, liabilities and obligations of the Partnership to Seller or any Sellers' Affiliate, including without limitation all management or consulting fees, cost reimbursement obligations and any guarantee of any obligation of or to such Seller or Sellers' Affiliate; provided, however, that this section 10(b) shall not apply to any obligation of Buyer or the Partnership expressly provided for in this Agreement. Each Seller hereby agrees that the matters released hereby are not limited to matters which are known or disclosed, and hereby waives any and all rights and benefits that Seller or any Sellers' Affiliate now has or in the future may have conferred upon Seller or any Sellers' Affiliate.

               (c) Noncompetition Covenant. Each Seller, for himself or itself, agrees that, within five years of the Closing Date (the "Non-Compete Period"), such Seller will not directly or indirectly (including without limitation through any directly or indirectly owned or controlled affiliated entity, any entity that directly or indirectly controls or is under common control with such Seller or through any financial interest held by immediate family members of such Seller or in trust for the benefit of such Seller's immediate family members) engage in the business of, or have any interest in any outpatient surgery center, hospital with surgical facilities, endoscopy clinic or other surgery facility (including doctors' offices or any other facility where surgical procedures customarily performed in hospitals or outpatient surgical centers are performed), or in any person, firm, corporation or other business (whether as a management employee, officer, director, agent, security holder (except for the ownership of shares of a publicly held corporation purchased through a broker on a national stock exchange or the Nasdaq System at an initial purchase price of not more than $100,000), creditor, consultant or otherwise) that engages in, any activity within a 10 mile radius of the Surgery Center that is the same as, similar to or competitive with any activity engaged in by the Partnership or which the Partnership is permitted to engage in; provided, however, that this
Section 10(c) is not intended to prevent any such person from (i) applying for, obtaining and maintaining medical staff privileges and performing surgery at another facility or otherwise practicing medicine in a private practice which may utilize such competing facilities from time to time, (ii) continuing to own an interest in Memorial Village Surgery Center, Ltd. to the extent such ownership interest was acquired prior to December 1, 1995 and is disclosed in such Seller's Letter Agreement or (iii) participating on any health care facility's medical staff, committee, office or board so long as no compensation (other than customary fees for membership on general oversight or quality assurance committees) is paid to such person for services directly related to any such health care facility's outpatient surgery facility or program. In addition, during the Non-Compete Period, no Seller shall recruit, solicit or otherwise seek to induce any employee of the Partnership (or any employee of any management company employing personnel on behalf of the Partnership) to terminate his or her employment or independent contractor relationship with the Partnership. If, in any judicial proceeding, this covenant not to compete is declared unenforceable for being of too long a duration or covering too large an area, then this covenant not to compete shall still be enforceable for such maximum period of time and within the largest geographic area as will make the covenant enforceable. Sellers acknowledge that the rights and privileges granted to Buyer herein are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that the breach by any Seller of this Agreement will cause Buyer great and irreparable injury and damage. Accordingly, each Seller agrees that Buyer, together with its affiliates or any of them, shall be entitled to seek the remedies of injunction, specific performance or other equitable relief to prevent a breach of this Agreement, without limiting the availability of any other remedy (including monetary damages).

               (d) Books and Records; Personnel. For a period of three years after the Closing Date:

                    (i) Buyer shall not dispose of or destroy any of the material books and records of the Partnership relating to periods prior to the Effective Date ("Books and

Records") without first offering to turn over possession thereof to the General Partner by written notice to the General Partner at least 30 days prior to the proposed date of such disposition or destruction.

          (ii) Buyer shall allow the General Partner and its agents access to all Books and Records during normal working hours at the Partnership's principal place of business or at any location where any Books and Records are stored, and the General Partner shall have the right, at its expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Partnership's businesses.

          (iii) Buyer shall make available to the General Partner upon written notice (A) copies of any Books and Records, (B) the Partnership's personnel to assist the General Partner in locating and obtaining any Books and Records, and
(C) any of the Partnership's personnel whose assistance or participation is reasonably required by Sellers or any of their affiliates in anticipation of, or preparation for, any litigation, tax filing or other matters in which any Seller is involved; provided, however, that any such copying or assistance shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Partnership's business. Sellers shall reimburse the Partnership for the reasonable direct out-of-pocket expenses incurred by Buyer or the Partnership in performing the covenants contained in this subsection (d).

          (e) Post-Closing Accounting and Payment of Withheld Distributions. Within 45 days after the Closing Date, Buyer shall prepare an unaudited Effective Date balance sheet and all other appropriate statements necessary to establish the net working capital of the Partnership as of the Effective Date. If such statements indicate that the net working capital of the Partnership as of the Effective Date was less than the amount required pursuant to Section 4(f), Buyer shall be entitled to retain all or a portion of the Withheld Distributions (to the extent needed to increase the working capital to the required amount); provided, however, that Buyer may not make any claim for refund of any shortfall in excess of the Withheld Distributions. Any portion of the Withheld Distributions not so retained shall be promptly paid to the Partners according to their respective ownership interests in the Partnership immediately prior to the Closing.

          (f) 1995 Tax Returns. The General Partner acknowledges and agrees that, notwithstanding the completion of the transactions provided for herein and the substitution of Buyer as the General Partner of the Partnership, the General Partner shall be responsible for the preparation and filing of all federal information returns and state franchise and income tax returns of the Partnership relating to any periods ended prior to the Effective Date, including without limitation the Partnership's federal information return for 1995 and (if applicable) for the short tax year of the Partnership ending on the day prior to the Effective Date. Buyer shall make the Books and Records available to the General Partner to the extent needed by the General Partner for the preparation and filing of such returns.

          (g) Insurance. Buyer agrees to cause the Partnership to become covered by and, for at least two years following the Closing, to remain covered under the master insurance policies maintained by Buyer's Parent for its affiliated surgery centers (or other equivalent or better insurance coverage).

     11.  Termination.
          -----------

          (a) By Mutual Consent. This Agreement may be terminated without further obligation of the parties at any time prior to Closing by mutual consent of the parties hereto.

          (b) Damages. No party shall be liable in damages to any other party as a result of the failure to consummate the transactions contemplated by this Agreement unless such failure is caused by the material breach of such party of any of the terms of this Agreement.

          (c) Unilateral Termination. If, through no fault of or breach by a party hereto, the Closing is not consummated on or before April 30, 1996, this Agreement may be unilaterally terminated by written notice given by such party to the other parties.

     12. Confidentiality. Subject to Section 13, prior to the Closing, the parties hereto shall keep confidential all information relating to the others that it obtains pursuant to this Agreement and shall use such information only for the purposes contemplated by this Agreement. In the event that this Agreement is terminated pursuant to Section 11, or otherwise, or the Closing does not occur by reason of failure of one of the conditions to the Closing, the parties hereto agree (a) to return to the transmitting party all documents, financial statements and other information furnished or copied in connection with the transactions contemplated by this Agreement and (b) not to disclose without the prior written consent of the transmitting party any information obtained with respect to the business or operations of the transmitting party or any affiliate of such party.

          13. Publicity. Prior to Closing, no public announcement or other publicity regarding the transactions contemplated by this Agreement shall be made by any party without the prior written approval of Buyer and the General Partner as to form, timing and manner of distribution or publication. Buyer and the General Partner shall agree on the form and content of any joint press release or other public announcement (other than notices to the Partnership's employees, customers and suppliers) which is to be released at or immediately following Closing. Nothing in this Section 13 or in Section 12 shall be considered to prohibit any party from making any disclosure required by any law or any court order.

          14. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally, given by prepaid telegram, mailed first class, postage prepaid, registered or certified mail, delivered by Federal Express or other courier service, or sent by facsimile or other online transmission system, as follows:

              If to Buyer or Buyer's Parent:

              c/o National Surgery Centers, Inc.
              35 East Wacker Drive, Suite 2800
              Chicago, Illinois  60601
              Attention:  Chief Executive Officer
              FAX No. (312) 553-4205

              With a copy to:

              Robert D. Mosher
              Nossaman, Guthner, Knox & Elliott
              445 South Figueroa Street, 31st Floor
              Los Angeles, California  90071-1602
              FAX No. (213) 612-7801

              If to the Partnership or any Seller:

              c/o HealthFirst Medical Westside Corporation
              16100 Cairnway
              Houston, Texas  77084
              Attention:  Arthur Minquez, Jr.
                          President
              FAX No. (713) 550-7888

              With a copy to:

              J. Michael O'Donnell
              O'Donnell, Ferebee, McGonigal & Stone
              450 Gears, 6th Floor
              Houston, Texas  77067-4584
              FAX No. (713) 875-4962

              and

              Larry E. Jacobs
              Norton, Jacobs, Kuhn & McTopy, L.L.P.
              Texaco Heritage Plaza
              1111 Bagby, Suite 2450
              Houston, Texas  77002
              FAX No. (713) 659-7341

          15. Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas. The section headings contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

          16. General. This Agreement (including the Schedules and Exhibits referred to herein) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including without limitation the letter of intent, dated as of December 19, 1995, between National Surgery Centers, Inc. and the Partnership. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, or in the Exhibits hereto or the written statements, certificates or other documents delivered pursuant hereto. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall survive the Closing and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. In the event that any one or more of the provisions of this Agreement shall be held or otherwise found to be invalid, illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby. None of the parties hereto shall assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, and notwithstanding the foregoing, Buyer may (a) prior to or at the Closing assign all or any portion of Buyer's rights and obligations pursuant to this Agreement to Buyer's Parent or any wholly owned subsidiary or affiliate of Buyer's Parent, and (b) after the Closing, assign any or all of its rights hereunder without any consent or approval of any other party to this Agreement. This Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

          17. Further Assurances. Sellers shall execute and deliver such other documents and instruments, and take such other actions, as Buyer may reasonably request in order more fully to vest and perfect in Buyer all right, title and interest in and to the Transferred Units.

          18. Power of Attorney. Each Seller hereby appoints the General Partner, acting through any authorized agent designated by the General Partner for this purpose, as such Seller's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such Seller and in his or her name, place and stead in any and all capacities, to negotiate and sign all amendments to this Agreement, all other documents in connection with the transactions contemplated by this Agreement, including all waivers, consents, instructions, authorizations and other actions called for, contemplated or which may otherwise be necessary or appropriate in connection with this Agreement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, to the same extent as such Seller could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof, including without limitation the power and authority to receive and give receipt for all consideration due such Seller pursuant to this Agreement; provided, however, that this power of attorney shall not authorize said attorney-in-fact to agree to any substantive waiver or amendment of the provisions of this Agreement that has not been approved in writing by the Seller for whom such attorney-in-fact is proposing to act pursuant hereto. Each Seller agrees and acknowledges that said power or attorney is coupled with an interest and is irrevocable.

          19. Counterparts. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures transmitted by facsimile shall be accepted as original signatures.

          20. Attorneys' Fees. In any action at law or equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceeding), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorney's fees shall be included in and as a part of such judgment.

         21. Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

BUYER:                           NSC HOUSTON, INC.


                                 By_______________________________________
                                     Richard D. Pence, Vice President

BUYER'S PARENT:                  NATIONAL SURGERY CENTERS, INC.


                                 By  ______________________________________
                                       Richard D. Pence, Vice President

GENERAL PARTNER:                 HEALTHFIRST MEDICAL WESTSIDE CORPORATION


                                 By________________________________________
                                 Name______________________________________
                                 Title_____________________________________

OTHER SELLERS:                   Each other Seller executes and agrees to be
                                 bound by this Agreement by signing a Letter
                                 Agreement in the form attached hereto as Exhibit A.